Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 30, 2005, accompanying the consolidated financial statements and schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting included in the Annual Report of Integral Systems Inc. on Form 10-K for the year ended September 30, 2005. We hereby consent to the incorporation by reference of said report in the following Registration Statements:

•	Form S-8, No. 333-61559,
•	Form S-8, No. 333-87694,
•	Form S-3, No. 333-102100,
•	Form S-3, No. 333-112659,
•	Form S-3 No. 333-122963, and
•	Form S-8 No. 333-133769

/s/ Grant Thorton LLP

McLean, Virginia

December 12, 2007